Exhibit 99

Snap-on Reports $0.37 in EPS for the First Quarter; Strong Cash Flow from Operational Fitness Initiatives Continues

    KENOSHA, Wis.--(BUSINESS WIRE)--April 22, 2003--Snap-on
Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment, announced first-quarter 2003 results.

    -- Net sales were $543.1 million in the first quarter of 2003, a 6.5% increase from the $510.0 million in the prior year, of which 5.6% was from the favorable impact of currency translation. Adjusted for currency translation, sales increased 0.9%. Sales increases in the worldwide dealer, equipment and facilitation businesses were partially offset by declines in the sales of industrial tools worldwide and big-ticket diagnostics equipment.

    -- Net earnings were $21.4 million, or $0.37 per diluted share, for the first quarter of 2003 compared with earnings of $21.7 million, or $0.37 per diluted share, before cumulative effect from a change in accounting principle in 2002. Included in 2003 first-quarter results were expenses of $2.5 million related to continuous improvement actions and, as previously announced, higher year-over-year pension, other retirement and insurance costs of approximately $5.0 million. Partially offsetting the higher expenses was a $3.2 million increase in net finance income, reflecting the continued steady customer demand for tools and handheld diagnostic products in the dealer sales channel and lower interest rates. The first quarter of 2002 included $6.0 million of costs associated with completing restructuring activities initiated in 2001, the resignation of Snap-on's former chief financial officer and the write-down of a receivable related to the closure of auto service centers. In addition, there was a gain of $2.8 million, or $0.05 per share, for the cumulative effect of an accounting change relating to the adoption of SFAS No. 142, which resulted in net earnings of $24.5 million, or $0.42 per share, for the first quarter of 2002.

    -- Cash flow from operating activities was $18.6 million in the first quarter of 2003 compared with $5.4 million in 2002. Cash flow after capital expenditures of $6.2 million in the first quarter was $12.4 million compared with a cash outflow a year ago of $8.5 million after capital expenditures of $13.9 million, and was used primarily for payments returned to shareholders in the form of dividends and share repurchases.

    -- Snap-on's balance sheet continued to strengthen in the first quarter of 2003. Total debt, net of cash, of $343.5 million was 28.6% of total invested capital compared with 29.2% at fiscal 2002 year end and 38.1% a year ago. Working investment (inventories plus accounts receivable less accounts payable) decreased $6.3 million during the quarter, despite an increase of $14.4 million from currency translation effects.

    "Our solid sales performance, despite a weak and uncertain world economy, reflects the benefits of new products and their ability to enhance customer productivity," said Dale F. Elliott, chairman and chief executive officer. "To help ensure that we reach our full potential, Snap-on continues to pursue its disciplined emphasis on actions that add value for customers, strengthen internal processes and enhance cash flow."

    First Quarter Results

    Net earnings were $21.4 million, or $0.37 per diluted share, on net sales of $543.1 million in the first quarter of 2003 compared with $21.7 million, or $0.37 per diluted share, before cumulative effect from a change in accounting principle in 2002, on net sales of $510.0 million in the first quarter of 2002.
    In the first quarter of 2003, sales were up 6.5% from a year ago. Absent the impact of currency translation, sales increased $4.5 million, or 0.9%, year over year.
    The gross profit margin, at 45.2% of sales for the first quarter of 2003, declined from 46.2% in the first quarter of last year. Improvements in effective price realization and savings from prior restructuring activities were offset by $4.4 million of unfavorable operating leverage resulting primarily from Snap-on's emphasis on increased inventory turnover in a weak sales environment, $3.0 million due to unfavorable sales mix in the Commercial and Industrial Group segment compared to prior year, and $1.8 million of costs for continuous improvement actions.
    Operating expenses increased $11.6 million for the quarter, of which currency translation accounted for $8.8 million. As expected, savings from prior restructuring activities were offset by higher year-over-year pension, other retirement and insurance costs. In addition, there were $1.6 million of higher costs for the "More Feet on the Street" dealer expansion and enhancement initiative (including training, development, recruitment and turnover) and $0.7 million of costs for continuous improvement actions. The prior-year period included $3.4 million in charges for restructuring-related and other transition actions and a $2.6 million write-down of a customer receivable. As a percent of sales, operating expenses decreased to 39.2% from 39.5% a year ago.
    Net finance income increased $3.2 million in the first quarter of 2003 compared with a year ago. Higher credit originations related to the U.S. dealer business, as well as an improved interest-rate environment, contributed to the increase.
    Interest expense decreased $1.4 million in the quarter, primarily as a result of lower year-over-year debt levels. Other expense increased $3.6 million, largely reflecting $2.5 million of negative currency effects.

    Segment Results for the First Quarter

    The following discussion of sales comparisons for each of Snap-on's three business segments is absent the effects of currency translation.
    Sales in the worldwide Snap-on Dealer Group increased 1.3% year over year in the first quarter, a sequential improvement in the year-over-year growth rate from the fourth quarter of 2002, and reflects the progress made in improving inventory turns within the dealer network and the year-over-year increase in sales of tools to customers by dealers. The resulting leaner inventory position of dealers reflects Snap-on's continued focus on enhancing the business proposition for, and the strength of, its franchised dealers under the More Feet on the Street dealer enhancement initiative. Having successfully achieved its 10% goal for expanding the number of U.S. dealers by the end of 2002, Snap-on expects the U.S. dealer network to continue to grow 2%-4% annually. Solid sales growth was also achieved in Canada and other international markets.
    Operating earnings for the Dealer Group were $23.6 million compared with $26.4 million a year ago. The change in operating margin reflects primarily higher costs for continuous improvement actions in manufacturing locations, lower manufacturing cost absorption as inventories continued to be reduced, and higher costs associated with pension, other retirement and the More Feet on the Street program, partially offset by effective price realization.
    In the Commercial and Industrial Group, a sales increase of 0.7% year over year largely reflects growth in the company's facilitation business for new vehicle dealerships and higher sales worldwide of equipment for the vehicle-service marketplace. This growth was partially offset by sales declines in the industrial tools marketplace, principally in North America, reflecting the continued adverse impact of weak economic conditions in such sectors as aerospace and aviation, general manufacturing and capital goods.
    Operating earnings for the Commercial and Industrial Group were $6.1 million compared with $6.6 million in the prior year. Savings from operating improvements and lower costs for rationalization actions were offset by the margin impact of an unfavorable sales mix (higher sales in the low-margin facilitation business were more than offset by lower sales of higher-margin industrial tools), as well as the impact of lower manufacturing cost absorption and higher expenses associated with pension and other retirement costs.
    Sales in the Diagnostics and Information Group were down 9.3% year over year, principally attributable to a decline in intersegment sales. Increased sales of information and handheld diagnostics products were offset by a decline in big-ticket diagnostics equipment, both in direct sales to national accounts and in intersegment sales of products sold through the Dealer Group's Tech Rep organization.
    Operating earnings for the Diagnostics and Information Group were $2.8 million in the 2003 first quarter compared with $1.4 million in the prior year. Lower bad debt expense (reflecting the 2002 first-quarter write-down of $2.6 million for a receivable related to the closure of auto service centers associated with a major retailer's bankruptcy) was partially offset by higher year-over-year increases in pension and other retirement costs and the impact of lower manufacturing cost absorption.

    Cash Flow

    Cash flow from operating activities was $18.6 million in the first quarter of 2003, which included a $20.7 million benefit from the reduction of working investment partially offset by a $10 million pension plan contribution. Cash flow from operating activities in 2002 was $5.4 million, which included a $44.0 million arbitration payment, as well as positive operating cash flow of $7.7 million from a reduction in working investment and $20.4 million in tax benefit principally related to the arbitration payment. During the first quarter of 2003, the cash flow was used primarily for payments returned to shareholders in the form of dividends totaling $14.3 million and share repurchases of 150,000 shares for $3.8 million.

    Balance Sheet

    A priority of Snap-on during the past year has been to use cash flow to reduce debt. The ratio of total net debt (total debt less cash and cash equivalents) to total invested capital (total net debt plus shareholders' equity) strengthened to 28.6% at the end of the 2003 first quarter from 29.2% at the end of fiscal-year 2002. This is a significant improvement from the 38.1% a year ago, reflecting both a decrease in net debt and an increase in shareholders' equity.
    Another key priority of Snap-on has been to improve working investment turnover to a targeted four turns by 2005, which is expected to generate $250 million of additional cash from the beginning of fiscal 2001 to the end of 2005. For the first quarter of 2003, Snap-on achieved a rate of 2.9 turns compared with a rate of 2.6 in the prior-year period. Working investment at the end of the first quarter of 2003 was $748.9 million, down $6.3 million from the previous quarter end, despite the unfavorable impact of currency translation. For the full-year 2002, working investment was reduced $51.6 million.
    Inventories totaled $368.2 million at the end of the 2003 first quarter, down $18.6 million from a year ago, and inventory turnover improved to 3.1 turns compared with 2.7 turns. Accounts receivable, at $561.0 million at quarter end, were down $27.3 million from a year ago, and days sales outstanding improved to 93 days from 104 days.

    Outlook Reaffirmed for 2003

    During the second quarter, and throughout 2003, Snap-on will continue to emphasize the consistent and broad application of its Driven to Deliver(TM) business process and, in particular, the implementation of lean operating practices. Generating strong cash flow and further strengthening its balance sheet also remain key priorities for the year.
    At the present time, Snap-on continues to expect steady demand by vehicle-service technicians. A potential concern regarding possible increases in oil and gasoline prices appears to have receded at present, but there is still little indication of a general economic improvement in the second quarter. Based on this broad economic outlook for the industrial and capital goods marketplace, and assuming no significant change in oil and gasoline prices, the steady end-user demand in the dealer business, the continued introduction of successful new products, the positive effect of 53 weeks in the 2003 fiscal year and ongoing savings from its restructuring and Operational Fitness initiatives, Snap-on still expects to achieve higher sales and improved profitability in 2003 leading to an approximate 10%-15% increase in earnings per share for the full year, consistent with its outlook announced at the beginning of 2003.
    The full-year earnings expectation recognizes that Snap-on is incurring higher pension, other retirement and insurance costs, expects to continue to invest in new product development and incur costs to implement business and process improvements identified through the adoption of lean operating practices and other rationalization activities. This full-year earnings outlook also considers that Snap-on expects to continue to experience some further U.S. dealer inventory reductions in the second quarter. As a result, Snap-on still expects a substantial part of its full-year earnings growth to occur in the second half of 2003.
    "While we remain cautious about the potential for improvements in the industrial sector in 2003, we believe our dealer operations are solid and improving, and we have a steady supply of new products in the pipeline," said Elliott. "Our continuous improvement actions and new products are expected to position us to take advantage of our future opportunities."

    A discussion of this announcement will be webcast today at 10 a.m. CDT, and a replay will be available for approximately one week. To access the audio presentation, go to www.snapon.com, click on the Investor Information tab at the top of the page and then on Presentations in the menu on the left. There you will see the link to the call.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a worldwide, $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,800 people.

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "believes," "targets," "anticipates," or "encouraged by" or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the validity of the assumptions and bases set forth above and the timing and progress with which Snap-on can continue to achieve savings from its cost reduction and other Operational Fitness initiatives; Snap-on's capability to retain and attract dealers and effectively implement new programs; its ability to capture new business; the success of new products and other Profitable Growth initiatives; Snap-on's ability to withstand external negative factors including terrorist disruptions on business; changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur, and the absence of significant changes in inflation, the current competitive environment, energy supply or pricing, legal proceedings, supplier disruptions, currency fluctuations or the material worsening of economic and political situations around the world.

    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release.

                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)

                                              First Quarter Ended
                                        ------------------------------
                                        March 29, 2003  March 30, 2002
                                        --------------  --------------

Net sales                                   $543.1          $510.0
Cost of goods sold                          (297.7)         (274.3)
                                        --------------  --------------
Gross profit                                 245.4           235.7
Operating expenses                          (212.9)         (201.3)
Net finance income                            10.5             7.3
                                        --------------  --------------
Operating earnings                            43.0            41.7
Interest expense                              (6.4)           (7.8)
Other income (expense) - net                  (3.7)           (0.1)
                                        --------------  --------------
Earnings before income taxes                  32.9            33.8
Income taxes                                  11.5            12.1
                                        --------------  --------------
Earnings before cumulative effect             21.4            21.7
Cumulative effect of a change in
 accounting principle, net of tax                -             2.8
                                        --------------  --------------

Net earnings                                 $21.4           $24.5
                                        ==============  ==============



Earnings per share - basic and diluted:
  Earnings before cumulative effect          $0.37           $0.37
  Cumulative effect of a change in
   accounting principle, net of tax              -            0.05
                                        --------------  --------------
  Net earnings                               $0.37           $0.42
                                        ==============  ==============


Weighted-average shares outstanding:
  Basic                                       58.2            58.0
  Effect of dilutive options                   0.1             0.7
                                        --------------  --------------
  Diluted                                     58.3            58.7
                                        ==============  ==============


                         SNAP-ON INCORPORATED
        Net Sales and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)

                                             First Quarter Ended
                                        ------------------------------
                                        March 29, 2003  March 30, 2002
                                        --------------  --------------
Net sales to external customers
Snap-on Dealer Group                        $259.2          $256.5
Commercial and Industrial Group              243.4           214.9
Diagnostics and Information Group             40.5            38.6
                                        --------------  --------------
Total net sales to external customers       $543.1          $510.0
                                        ==============  ==============

Intersegment sales
Snap-on Dealer Group                          $5.7            $3.8
Commercial and Industrial Group               29.3            29.9
Diagnostics and Information Group             35.9            42.7
                                        --------------  --------------
Total intersegment sales                     $70.9           $76.4
                                        ==============  ==============

Total net sales
Snap-on Dealer Group                        $264.9          $260.3
Commercial and Industrial Group              272.7           244.8
Diagnostics and Information Group             76.4            81.3
                                        --------------  --------------
Segment net sales                            614.0           586.4
Intersegment eliminations                    (70.9)          (76.4)
                                        --------------  --------------
Total consolidated net sales                $543.1          $510.0
                                        ==============  ==============

Operating earnings
Snap-on Dealer Group                         $23.6           $26.4
Commercial and Industrial Group                6.1             6.6
Diagnostics and Information Group              2.8             1.4
                                        --------------  --------------
Segment operating earnings                    32.5            34.4
Net finance income                            10.5             7.3
                                        --------------  --------------
Operating earnings                            43.0            41.7
Interest expense                              (6.4)           (7.8)
Other income (expense) - net                  (3.7)           (0.1)
                                        --------------  --------------

Earnings before income taxes                 $32.9           $33.8
                                        ==============  ==============

Segment net sales are defined as total net sales, including both net sales to external customers and intersegment sales, before elimination of intersegment activity. For 2003 reporting, segment operating earnings (for all periods presented) are defined as segment net sales less cost of goods sold and operating expenses, including applicable restructuring and other non-recurring charges.


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)

                                             First Quarter Ended
                                        ------------------------------
                                        March 29, 2003  March 30, 2002
                                        --------------  --------------
Operating activities
Net earnings                                 $21.4           $24.5
Adjustments to reconcile net earnings
 to net cash provided (used) by
 operating activities:
  Cumulative effect of a change in
   accounting principle, net of tax              -            (2.8)
  Depreciation                                14.2            13.3
  Amortization of intangibles                  0.5             0.6
  Deferred income tax provision               (2.9)           20.4
  Gain on sale of assets                         -            (0.3)
  Gain on mark to market for cash
   flow hedges                                (0.8)            2.1
Changes in operating assets and
 liabilities, net of effects of
 acquisitions:
  (Increase) decrease in receivables           4.8           (15.7)
  (Increase) decrease in inventories           8.5           (15.1)
  (Increase) decrease in prepaid and
   other assets                              (21.9)           (9.5)
  Increase (decrease) in accounts payable      7.4            38.5
  Increase (decrease) in accruals and
   other liabilities                         (12.6)          (50.6)
                                        --------------  --------------
Net cash provided by operating activities     18.6             5.4

Investing activities
Capital expenditures                          (6.2)          (13.9)
Acquisitions of businesses - net of cash
 acquired                                      0.1            (0.8)
Proceeds from disposal of property and
 equipment                                     0.5             4.0
                                        --------------  --------------
Net cash used in investing activities         (5.6)          (10.7)

Financing activities
Payment of long-term debt                        -            (2.1)
Increase in long-term debt                       -             0.9
Net increase (decrease) in short-term
 borrowings                                   (0.4)           15.0
Purchase of treasury stock                    (3.8)           (3.2)
Proceeds from stock purchase and
 option plans                                  1.4             7.4
Cash dividends paid                          (14.3)          (13.9)
                                        --------------  --------------
Net cash provided by (used in) financing
 activities                                  (17.1)            4.1

Effect of exchange rate changes on cash        1.1            (0.1)
                                        --------------  --------------
Decrease in cash and cash equivalents         (3.0)           (1.3)

Cash and cash equivalents at beginning
 of year                                      18.4             6.7
                                        --------------  --------------
Cash and cash equivalents at end
 of period                                   $15.4            $5.4
                                        ==============  ==============

Supplemental cash flow disclosures
Cash paid for interest                        $7.6            $9.3
Cash paid (received) for income taxes          0.7            (4.6)



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)


                                     March 29, 2003  December 28, 2002
                                     --------------- -----------------
                                       (unaudited)
Assets
  Cash and cash equivalents                  $15.4           $18.4
  Accounts receivable - net of
   allowances                                561.0           556.2
  Inventories - net                          368.2           369.9
  Prepaid expenses and other assets          120.5           106.5
                                     --------------- -----------------
       Total current assets                1,065.1         1,051.0

  Property and equipment - net               333.1           330.2
  Deferred income tax benefits                61.7            60.9
  Goodwill - net                             375.7           366.4
  Other intangibles - net                     66.1            65.7
  Other assets                               121.8           119.9
                                     --------------- -----------------

       Total Assets                       $2,023.5        $1,994.1
                                     =============== =================

Liabilities
  Accounts payable                          $180.3          $170.9
  Notes payable and current maturities of
   long-term debt                             54.7            56.4
  Accrued compensation                        38.5            44.4
  Dealer deposits                             45.2            46.1
  Deferred subscription revenue               29.3            42.5
  Income taxes                                41.9            29.8
  Other accrued liabilities                  179.6           162.3
                                     --------------- -----------------
       Total current liabilities             569.5           552.4

  Long-term debt                             304.2           304.3
  Deferred income taxes                       32.8            33.6
  Retiree health care benefits                94.3            94.0
  Pension liability                          122.0           136.6
  Other long-term liabilities                 43.2            42.8
                                     --------------- -----------------
       Total Liabilities                  $1,166.0        $1,163.7

Shareholders' Equity
  Common stock - $1 par value                $66.9           $66.9
  Additional paid-in capital                  59.3            72.9
  Retained earnings                        1,071.3         1,064.2
  Accumulated other comprehensive
   income (loss)                            (101.4)         (123.8)
  Grantor stock trust at fair market
   value                                    (132.6)         (147.5)
  Treasury stock at cost                    (106.0)         (102.3)
                                     --------------- -----------------
       Total Shareholders' Equity           $857.5          $830.4
                                     --------------- -----------------

       Total Liabilities and
        Shareholders' Equity              $2,023.5        $1,994.1
                                     =============== =================


                         SNAP-ON INCORPORATED
                Supplemental Balance Sheet Information
                         (Amounts in millions)
                              (unaudited)

                                          First Quarter Ended
                                --------------------------------------
                                March 29, 2003  March 30, 2002  Change
                                --------------  -------------- -------

Accounts receivable
  Trade accounts receivable         $523.2          $537.0     $(13.8)
  Installment receivables             44.0            38.5        5.5
  Other accounts receivable           38.5            51.0      (12.5)
                                --------------  -------------- -------
      Total                         $605.7          $626.5     $(20.8)
  Allowance for doubtful accounts    (44.7)          (38.2)      (6.5)
                                --------------  -------------- -------
      Total accounts
       receivable - net             $561.0          $588.3     $(27.3)
                                ==============  ============== =======

  Loss reserves as a % of
   receivables                         7.4%            6.1%


Inventory
  Raw materials                      $91.2           $80.4      $10.8
  Work in process                     43.7            46.3       (2.6)
  Finished goods                     328.0           355.2      (27.2)
  Excess of current cost over
   LIFO cost                         (94.7)          (95.1)       0.4
                                --------------  -------------- -------
      Total inventory - net         $368.2          $386.8     $(18.6)
                                ==============  ============== =======

    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262/656-5561
             William Pfund (Investors), 262/656-6488
             www.snapon.com